Cash Systems, Inc. to Acquire Indian Gaming Services

Las Vegas, November 17, 2005 - Cash Systems, Inc. (Amex: CKN), a provider of cash-access solutions for the gaming industry, today announced a definitive agreement to purchase Indian Gaming Services, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A. The purchase price is approximately $12 million and Cash Systems will use a combination of stock and cash for the acquisition. Cash Systems expects to complete the acquisition in the fourth quarter of 2005, subject to various terms and conditions, and expects the acquisition to be accretive to earnings in 2006.

Indian Gaming Services (IGS) has served the casino community since 1997, distinguishing itself by its commitment to superior client service and support. The company provides ATM, check cashing and credit and debit services to 11 casino facilities. The acquisition comes on the heels of a two-year-long effort by IGS to advance its infrastructure and services to the forefront of the cash-access industry.

Over the last two years IGS has purchased the top ATM switch on the market, and has implemented a multiple-product ATM system, offering ATM, credit, and debit POS. IGS’ system meets the triple DES PIN encryption requirements. The system also delivers enhanced transaction speed, greater monitoring capabilities and supports automatic Internet backup for ATMs. Indian Gaming Services has completed numerous steps toward systems safety, speed and redundancy, including the implementation of fault-tolerant servers for all products, systems co-location, and the release of One-Click processing. In addition, IGS has developed the eCash System, which combines all cash-access services in one internet-based platform, including a proprietary check-cashing application.

Michael Rumbolz, Chairman and Chief Executive Officer of Cash Systems asserted that the move brings the best of the two companies to a growing customer base. “The acquisition of Indian Gaming Services presents a unique opportunity,” Rumbolz said. “It integrates two companies, each with very complementary technology, skill sets and customer service philosophies. Additionally, this acquisition significantly strengthens our presence in the California market and enhances our technology offerings with the eCash System, our own ATM system and a proprietary check-cashing solution,” he said.

Anthony Pico, Chairman of the Viejas Band of Kumeyaay Indians said that this transaction was well in keeping with the overall goals of the tribal philosophy. “Owning a bank was a big step for an American Indian tribe, and developing sophisticated services that met the needs of tribal casinos was another exciting step forward for Borrego Springs Bank,” he said. “We understand that for our customers, casinos are more than a business; they are a lifeline of the future of communities. Our new relationship with a leader in the industry such as Cash Systems takes our business to the next level.”

Indian Gaming Services’ current casino customers include:

•	Viejas Casino in San Diego, CA, which offers table games, bingo, off-track betting and more than 2,200 slot machines
•	San Manuel Indian Bingo & Casino in Southern California, a 200,000-square-foot casino with more than 2,000 slot machines
•	Oneida Nation of Wisconsin, which operates three casinos throughout the state
•	Cocopah Casino & Resort, located in Somerton, Arizona
•	Gold Country Casino & Hotel in Oroville, California.

“Importantly, we will be retaining all of the IGS team members as part of the acquisition and we welcome them to the Cash Systems family. We are very excited about the additional talent and expertise they will bring to our combined businesses,” concluded Mr. Rumbolz.

About Borrego Springs Bank, N.A.
Borrego Springs Bank, N. A. is a Native-American-owned, federally chartered, financial institution dedicated to serving the needs of its customers. The Bank is a proven Small Business Administration (SBA) lender who strives for customer service excellence in all facets of its operations. In addition to traditional banking services, Borrego Springs Bank also features banking products specifically designed to meet the needs of Native American tribes. The bank also has been instrumental in assisting Native Americans in developing economic opportunities and by financing tribal government projects. For additional information please visit www.indiangamingservices.com or www.borregospringsbank.com.

About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
Don Duffy/Ashley Ammon
Integrated Corporate Relations
203-682-8200